EXHIBIT 5.1

October 22, 2024

Commercial Metals Company

6565 North MacArthur Blvd.

Suite 800

Irving, Texas 75039

Re: Commercial Metals Company Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President, Chief Legal Officer and Corporate Secretary of Commercial Metals Company, a Delaware corporation (the “Company”). As such, I am familiar with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,637,503 shares of common stock, par value $0.01 per share, of the Company (the “Plan Shares”) that may be issued pursuant to the Commercial Metals Company 2013 Long-Term Equity Incentive Plan (as amended, the “Plan”).

In rendering this opinion, I have examined (i) the Registration Statement, (ii) the Company’s Restated Certificate of Incorporation, as amended, (iii) the Amended and Restated Bylaws of the Company, (iv) the Plan, (v) the resolutions of the board of directors of the Company relating to the Plan and the Registration Statement and (vi) such other documents, corporate and other records and certificates as I have deemed necessary as a basis for this opinion.

In making the foregoing examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the legal capacity of all natural persons. As to questions of fact material to this opinion, where such facts have not been independently established or verified by me, I have relied upon statements and representations of officers or other representatives of the Company and others and upon documents, records and instruments furnished to me by the Company, without independent verification of their accuracy.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, I am of the opinion that each Plan Share registered under the Registration Statement, when issued in accordance with the terms of the Plan and upon the payment of the consideration therefor as required by the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware. I assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to me under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jody K. Absher
Jody K. Absher Senior Vice President, Chief Legal Officer and Corporate Secretary